Exhibit 23.2

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, CA

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-09265, File No. 333-09269, File No. 333-23845, File No. 333-59929, File No. 333-54034, File No. 333-101279, File No. 333-125454 and File No. 333-128263) and Forms S-3 (File No. 333-99675, File No. 333-105740, File No. 333-107635, File No. 333-127534 and File No. 333-137289) of our report dated November 10, 2004, except for Note 1 as it pertains to fiscal years 2004 and prior, as to which the date is January 5, 2007, relating to the 2004 financial statements and schedule of American Technology Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

/s/    BDO Seidman, LLP

Costa Mesa, CA

January 5, 2007